EXHIBIT 99.1


                                THE KEITH COMPANIES | TKC



NEWS RELEASE FOR FEBRUARY 11, 2002 AT 7:30 AM EST

Contact Information:
The Keith Companies, Inc.                   Allen & Caron, Inc.
2955 Red Hill Ave.                          Matt Clawson (investors), or
Costa Mesa, CA 92626                        Lynn Johnson
(714) 668-7001                              lynn@allencaron.com
(714) 668-7026 Fax                          949-474-4300
www.keithco.com
Contact:  Aram Keith, CEO

            THE KEITH COMPANIES EXECUTES AGREEMENT TO ACQUIRE PUBLIC
                     WORKS/INFRASTRUCTURE ENGINEERING FIRM


COSTA MESA, CA (February 11, 2002) . . . The Keith Companies, Inc. (Nasdaq:TKCI), an engineering and consulting services company, announced today that, as part of its continuing strategy to expand the Company's areas of coverage and services through acquisition, it has executed a definitive purchase agreement with a company providing engineering services to public works/infrastructure clients and others in the midwest states. The acquired company is a diversified full service consulting engineering firm specializing in government services with expertise in environmental, civil, mechanical, electrical engineering, and surveying. The acquired company's long standing history and reputation will provide a solid base of operations in the midwest. The acquisition will add over 100 employees to The Keith Companies bringing its total employee count to approximately 850 employees. The closing, pending final due diligence, is scheduled for the end of February 2002. Complete details about the acquisition will be provided in a company press release at the time of closing.

        As a result of this planned acquisition, The Keith Companies is increasing its annual 2002 guidance to reflect 10 months of operating results from the acquired company. Estimated net revenue is projected to increase by $10.0 million to $11.5 million, increasing the total estimated net revenue range for 2002 to $92.0 million to $99.5 million. Diluted earnings per share is anticipated to increase by $0.05 to $0.08 bringing the total estimated 2002 diluted earnings per share range to $0.85 to $1.00 ($0.17 to $0.20 for 1st quarter, $0.21 to $0.25 for 2nd quarter, $0.25 to $0.29 for 3rd quarter, and $0.22 to $0.26 for 4th quarter). Upon completion of the closing, The Company's cash and securities balance should exceed $15 million.


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        The Keith Companies Chairman and CEO, Aram H. Keith noted, "Our strategic plan for diversification is right on track. This particular acquisition will enhance our government services work significantly. It also provides the opportunity to promote other Keith Companies services in the midwest. Upon completing the transaction later this month, we will have closed two energy related acquisitions and one in the public works/infrastructure industry segment since completion of the Company's secondary stock offering in May 2001."

        Further discussion about the planned acquisition will be provided by management in the Company's year end and 4th quarter conference call that is scheduled for 11:30 am (EST) on February 14, 2002.

ABOUT THE KEITH COMPANIES
        The Keith Companies, Inc. is a fully integrated, multi-disciplined engineering and consulting services company with offices located throughout the western United States. The Keith Companies' professionals provide a wide spectrum of skilled resources including land planning, engineering, surveying, mapping, environmental, and water and cultural resources, that are needed to effectively plan, engineer, and design state-of-the-art facilities. Additionally, the Company provides mechanical, electrical, chemical, power/energy engineering, and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines, and fire protection systems. The Keith Companies benefits from a diverse public and private client base varying from residential and commercial real estate projects to institutional, manufacturing, and processing facilities. For more information visit the Company's website at WWW.KEITHCO.COM.

        Certain statements in this news release, including, but not limited to 2002 guidance, may include forward-looking statements that express our expectation, prediction, belief, or projection. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of The Keith Companies to be materially and adversely different from any future results, performance, or achievement expressed or implied by these forward- looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to: changes in the rate of economic growth in the United States and other major international economies, our ability to sustain our growth and profitability, our ability to implement our acquisition strategy and to successfully close and integrate the acquired company and other acquired companies on a timely and cost-effective basis, outcomes of pending and future litigation, the ongoing financing of public works and infrastructure enhancements and refurbishment, our ability to attract and retain employees, the demand for electricity and the impact on power providers' plans for expanding generation facilities, increasing competition by foreign and domestic companies, a downturn in the real estate market, our failure to accurately estimate costs on fixed-price contracts or contracts with not-to-exceed provisions, the uncertain timing of awards and contracts, the ability to maintain the acquired company's and other acquired companies' profit margins and/or client base, the short- and long-term impact of terrorist activities and resulting political and military policies, and other factors as are described in the company's filings with the Securities and Exchange Commission.